Exhibit 10.6

COMMENCEMENT DATE MEMORANDUM AND AGREEMENT

THIS COMMENCEMENT DATE MEMORANDUM AND AGREEMENT (the “CDM”) is entered into this 19th day of January, 2010, by and between ONE DIRECTORY PLACE, LLC a Colorado limited liability company (“Landlord”) and WORLD COLOR (USA), LLC, a Delaware limited liability company f/k/a NOVINK (USA), LLC, as successor in interest to QUEBECOR WORLD LOVELAND, INC., f/k/a QUEBECOR PRINTING LOVELAND, INC., (“Tenant”) and shall operate as an acknowledgment between the parties as to the completion of certain conditions and requirements under the Second Amendment to Lease dated September 12, 2008 (the “Second Amendment”) and an agreement as to the affect thereof.

WHEREAS, pursuant to the Second Amendment and the Memorandum and Agreement dated April 8, 2009 (the “Memorandum”), among other things, Landlord and Tenant agreed as to the conditions under which the Demised Premises known as 380 W. 37th Street, Loveland, Colorado 80538 would be redefined to include certain additional space (the “New Expansion Space”) to be constructed by Landlord; and

WHEREAS, the construction of the New Expansion Space has been completed, and Landlord and Tenant therefore desire to enter into this CDM for purposes of confirming, among other things, the Effective Date thereof, the size of the Redefined Demised Premises, and the amount of Monthly Basic Rent due therefor; and

NOW, THEREFORE, Landlord and Tenant hereby acknowledge and agree as follows:

1. Capitalized terms used in this CDM which are not otherwise defined herein shall have the meanings ascribed to such terms in the Second Amendment.

2. Landlord has satisfactorily completed all of the Landlord’s Work under the Second Amendment. Therefore, the Effective Date, as defined in paragraph 3.A. of the Second Amendment, is September 29, 2009. The New Expansion Space consists of 19,866 square feet of space resulting in a Redefined Demised Premises, as of the Effective Date, totaling 169,816 square feet of space. Subject to Landlord’s warranty of workmanship for the Landlord’s Work, any latent defects related thereto, and the Punch List Items, Tenant has accepted possession of the Redefined Demised Premises, as of the Effective Date, in its As-Is condition.

3. Landlord and Tenant acknowledge and agree that the Costs in Excess of 10,000 SF was $635,470.50, which under the Second Amendment and the Memorandum is to result in a revised Basic Rent Schedule to reflect the Return on Investment of Costs in Excess of 10,000 SF to include an additional $5,295.59 per month (the “Return on Investment”). Although Landlord has drawn the entire original Letter of Credit in the amount of $3,094,447.37 (the “Landlord Drawn Funds”), which pursuant to paragraph 5 of the Memorandum would operate to relieve Tenant of the obligation to pay the Return on Investment, since Landlord has agreed to accept a new letter of credit, as set forth in paragraph 4 below, the Basic Rent shall therefore remain as set forth in the Memorandum, and as restated below, except that, notwithstanding the Effective Date, the Tenant’s obligation to pay the Return on Investment shall, commence as of January 15, 2010:

Time Period	Monthly Base Rent (per Second Amendment)	Return on Investment of Costs in Excess of 10,000 SF	Total Basic Rent
01/01/10 – 01/31/10	$ 96,041.29	$2,647.80	$ 98,689.09
02/01/10 – 07/31/20	$ 96,041.29	$5,295.59	$101,336,88
08/01/20 – 07/31/22	Annual CPI increase per paragraph 4 of the Second Amendment	$5,295.59	CPI+$5,295.59

4. From the Landlord Drawn Funds, Landlord retained $559,392.96 as a Security Deposit, and the parties acknowledge and agree such sum has been returned to Tenant in exchange for the replacement Letter of Credit in such amount dated August 13, 2009 provided to Landlord from Wells Fargo Bank, N.A., (the “Replacement Letter of Credit”). Simultaneously herewith Tenant shall provide Landlord with an amendment to the Replacement Letter of Credit, increasing the amount thereof from the existing amount of $559,392.96 to $3,094,447.37, which shall be held by Landlord in accordance with the applicable provisions of the Second Amendment and the Memorandum, including, without limitation, Landlord’s right to draw the entire amount of the amended Replacement Letter of Credit in the event of Tenant’s failure to renew or replace the same as required thereunder (a “Landlord Draw”). In exchange for the amended Replacement Letter of Credit, Landlord shall pay to Tenant the remaining Landlord Drawn Funds in the amount of $2,535,054.40.

In the event of a Landlord Draw, the parties acknowledge and agree that: (i) Landlord shall be entitled to retain, as liquidated damages (fair consideration for which Tenant hereby unconditionally acknowledges) the proceeds of the amended Replacement Letter of Credit, less $559,392.96 to be held by Landlord as a Security Deposit pursuant to paragraph 5 of the Memorandum; and (ii) for the remainder of the Extended Lease Term, Tenant shall no longer be required to pay the Return on Investment as a part of the Monthly Basic Rent; provided, however, in such event, and in lieu of the foregoing, Tenant shall have the right for seventy-five (75) days following a Landlord Draw to provide Landlord with another replacement letter of credit, reasonably acceptable to Landlord and Landlord’s lender (with the form of the amended Replacement Letter of Credit, or one substantially similar thereto being deemed acceptable), and upon receipt of the same Landlord shall return to Tenant the entire amount of the amended Replacement Letter of Credit proceeds.

5. Section 6.3 of the Lease is hereby amended to provide that separate certificates of insurance must be provided to Landlord for all mortgagees or holders of deeds of trust named as additional insureds therein, and shall include a requirement that any notice of cancellation or alteration of insurance coverages be provided separately to each such mortgagee or holder of a deed of trust. In addition, Landlord may deposit such certificates of insurance with the respective mortgagees and holders of a deed of trust.

6. Except as modified and amended by the terms of this CDM, all of the terms, conditions and covenants of the Lease (including, without limitation, the Second Amendment) shall remain in full force and effect and Landlord and Tenant hereby ratify and reaffirm such terms, conditions, and covenants and shall be bound thereby. Tenant further acknowledges and agrees that as of the date hereof Landlord is not in default under the Lease, and that it has no claims against Landlord for failure to perform any of its obligations thereunder.

IN WITNESS WHEREOF, the parties have caused this CDM to be duly executed and made as of the date first above written.

LANDLORD:		TENANT:

ONE DIRECTORY PLACE, LLC,		WORLD COLOR (USA), LLC,
a Colorado limited liability company		a Delaware limited liability company

By:	/s/ Donald P. Cook	By:	/s/ Daniel McCarthy
	Donald P. Cook, Manager	Its:	Vice President

EXHIBIT A

GUARANTOR’S CONSENT AND RATIFICATION

World Color Press Inc., f/k/a Quebecor World Inc., f/k/a Quebecor Printing, Inc., a Canadian corporation, as guarantor under that certain Guaranty of Lease dated July 21, 1995 (the “Guaranty”), pursuant to which it has unconditionally and irrevocably guaranteed all of the obligations of World Color (USA), LLC, as successor in interest to Quebecor World Loveland, Inc., f/k/a Quebecor Printing Loveland, inc., as Tenant under a Lease Agreement of even date thereof with One Directory Place, LLC, as Landlord, for the lease of certain Demised Premises known as 380 W. 37th Street, Loveland, Colorado 80538 for good and valuable consideration, does hereby provide its consent to that certain Commencement Date Memorandum and Agreement. Guarantor further does hereby ratify and reaffirm the Guaranty in its entirety, and expressly acknowledges and agrees that the duties and obligations thereunder have not been altered, modified, waived, released, discharged, impaired or affected and shall continue to apply with full force and effect.

IN WITNESS WHEREOF, Guarantor does execute this Guarantor’s Consent and Ratification this 19 day of January, 2010

GUARANTOR:

WORLD COLOR PRESS INC.,
a Canadian corporation

By:	(illegible)
Its:	(illegible)

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